As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WARP Technology Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	88-0467845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

(Address of principal executive offices)

2002 Stock Incentive Plan

(Full title of the plan)

Gus Bottazzi

Chief Executive Officer

708 3rd Avenue, 6th Floor

New York, NY 10017

(Name and address of agent for service)

(212) 962-9277

(Telephone number, including area code, of agent for service)

Copy to:

Jon Gavenman

Nicole Nemirofsky

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, California 94025

(650) 854-4488

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2002 Stock Incentive Plan
Common Stock, $0.00001 par value	8,456,666 Shares	$.21(2)	$1,775,900	$225.01
Common Stock, $0.00001 par value	1,543,334 Shares	$.084(3)	$129,640	$16.43
TOTAL	10,000,000 Shares	$.19	$1,905,540	$241.44

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average of the bid and asked price of the common stock as reported on the OTC Bulletin Board on June 7, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a) The registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, as amended, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the registrant’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2003 (filed November 14, 2003), December 31, 2003 (filed February 12, 2004) and March 31, 2004 (filed May 17, 2004) and the registrant’s Current Reports on Form 8-K dated December 16, 2003 (filed December 19, 2003) and January 28, 2004 (filed February 2, 2004).

(c) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on September 27, 2001, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Exhibit Number

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

10.16	2002 Stock Incentive Plan

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (see p. 5).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 10, 2004.

WARP Technology Holdings, Inc.

By:	/s/ Gus Bottazzi
Gus Bottazzi President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gus Bottazzi his or her attorneys-in-fact and agent, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign this Registration Statement on Form S-8, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gus Bottazzi Gus Bottazzi	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2004

/s/ Malcolm Coster Malcolm Coster	Principal Accounting Officer and Director (Principal Financial and Accounting Officer)	June 10, 2004

/s/ Greg Parker Greg Parker	Director	June 10, 2004

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

10.16	2002 Stock Incentive Plan

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (see p. 5).